Exhibit 99.2

Isle of Capri Casinos, Inc. Commences Cash Tender Offer for Any and All of its Outstanding 7.75% Senior Notes due 2019

St. Louis, Mo., April 7, 2015 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 7.75% Senior Notes due 2019 (the “2019 Notes”). The Tender Offer is being conducted upon the terms and conditions set forth in an Offer to Purchase dated April 7, 2015 (the “Offer to Purchase”) and the related letter of transmittal and notice of guaranteed delivery.

The Tender Offer will expire at 5:00 p.m., New York City time, on April 13, 2015 (the “Expiration Time”), unless extended or earlier terminated by the Company.  The Company reserves the right to terminate, withdraw or amend the Tender Offer at any time, subject to applicable law. Tenders of 2019 Notes may be withdrawn at any time at or prior to the Expiration Time, but not thereafter, except as may be required by law.

Certain information regarding the 2019 Notes and the terms of the Tender Offer is summarized in the table below.

Notes	CUSIP Number	Principal Amount Outstanding as of April 7, 2015	Tender Offer Consideration(1)
7.75% Senior Notes due 2019	CUSIP No. 464592AL8 ISIN US464592AL80	$300,000,000	$1,043.00

(1)              Per $1,000 principal amount of 2019 Notes and excluding accrued and unpaid interest which will be paid in addition to the Tender Offer Consideration on the settlement date.

Subject to the terms and conditions of the Tender Offer or the waiver thereof by the Company in its sole discretion, holders that validly tender and do not validly withdraw their 2019 Notes prior to the Expiration Time will be eligible to receive the Tender Offer Consideration listed above, together with an amount equal to accrued and unpaid interest on such tendered 2019 Notes from the last interest payment date up to, but not including, the settlement date, which is currently expected to be April 14, 2015.

The consummation of the Tender Offer and the Company’s obligation to accept for purchase, and to pay for, 2019 Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Company’s successful completion of one or more debt financing transactions in an amount sufficient, together with cash on hand, to fund the purchase of validly tendered 2019 Notes accepted for purchase in the Tender Offer and  pay all fees and expenses associated with the such debt financing transactions and the Tender Offer, all on terms acceptable to the Company in its sole discretion.   If any 2019 Notes remain outstanding after the consummation of the Tender Offer, the Company expects (but is not obligated) to redeem such 2019 Notes in accordance with the terms and conditions set forth in the related indenture.

The Company has retained Wells Fargo Securities, LLC to serve as dealer manager, and D. F. King & Co., Inc. to serve as tender agent and information agent, for the Tender Offer. Requests for the Offer to Purchase and other related materials may be directed to D. F. King & Co., Inc. at (866) 796-3441 or at 48 Wall Street, 22nd Floor, New York, New York 10005 or, if requested by a bank or broker, by calling (212) 269-5550 collect. Questions regarding the Tender Offer may be directed to Wells Fargo Securities, LLC, Attn: Liability Management Group at (866) 309-6316 or by calling (704) 410-4760 collect.

Copies of the Offer to Purchase and the related letter of transmittal and notice of guaranteed delivery are also available at the following web address: http:www.dfking.com/isleofcapri.

This press release shall not constitute an offer to purchase, or the solicitation of an offer to sell, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal. None of the Company, Wells Fargo Securities, LLC, or D. F. King & Co., Inc., makes any recommendation that the holders should tender or refrain from tendering all or any portion of the principal amount of their 2019 Notes pursuant to the Tender Offer. Holders must make their own decision as to whether to tender their 2019 Notes.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates 15 gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Pennsylvania and Florida. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts

For Isle of Capri Casinos, Inc.,
Eric L. Hausler, Chief Financial Officer- 314.813.9205
Jill Alexander, Senior Director Corporate Communication-314.813.9368

SOURCE Isle of Capri Casinos, Inc.